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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307

                FIRST QUARTER ENDING JUNE 30, 1996
            EARNINGS RELEASE - CLASSIC BANCSHARES, INC.


Ashland, Kentucky, -- August 6, 1996 -- Classic Bancshares, Inc. (NASDAQ -
CLAS) had net income for the three months ended June 30, 1996 of $161,000 compared to a net loss for the same period ended June 30, 1995 of $17,000.
The Company's return on average assets was .9% for the three months ended June 30, 1996, compared to (.1%) for the three months ended June 30, 1995.
Earnings per share for the three months ended June 30, 1996 was $.13.

     Classic Bancshares' assets increased 4.0% to $68.8 million at June 30, 1996 from $66.1 million at March 31, 1996. The primary factor in this growth was an increase in loans of 7.8%, from $43.7 million at March 31, 1996 to $47.1 million at June 30, 1996. Loans increased as a result of increased marketing efforts and the Bank's new strategy to originate commercial real estate, consumer and commercial loans. Deposits increased $200,00, from $46.2 million at March 31, 1996 to $46.4 million at June 30, 1996. Non-performing assets decreased from .9% of total assets at March 31, 1996 to .6% at June 30, 1996.

     President and Chief Executive Officer, David B. Barbour, stated that
"the first quarter results represent the fruits of our new strategic plan and more closely represents the true earnings capabilities of the Company and its commercial banking focus. Our net interest margin of 3.3% represents a significant improvement over the 2.2% net interest margin recorded in the corresponding period in 1995, and is more in line with our commercial banking counterparts. We remain confident that full implementation of our new strategy which includes a commercial banking product line during the remainder of 1996, should, subject to market conditions, result in continued improvements in our net interest margin, non-interest income and net income in future periods."

     Net interest income was $538,000 for the three months ended June 30, 1996 as compared to $332,000 for the same period of 1995. The increase in net interest income resulted from an increase in loan volume and higher yielding loans and a decrease in higher costing brokered deposits. The net interest margin was 3.3% for the three months June 30, 1996 as compared to 2.2% for the three months ended June 30, 1995.

     Non-interest income was $12,000 for the three months ended June 30, 1996 compared to a loss of $52,000 for the three months ended June 30, 1995. The loss for the period in 1995 resulted from the loss on the sale of mortgage-backed securities.

     Total non-interest expense for the three months ended June 30, 1996 was $320,000 compared to $226,000 for the same period in 1995, or an increase of 41.6%. The increase resulted from costs associated with the introduction of new product offerings, increased costs relative to operation as a public company and additional staffing and increased personnel costs from employee benefit plans. Non-interest expenses to average total assets were 1.9% for

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the three months ended June 30, 1996 compared to 1.5% for the three months ended June 30, 1995.

     Stockholders' equity stood at $19.5 million and tangible book value was $15.96 per share at June 30, 1996.

     As previously announced, Classic Bancshares has entered into a definitive agreement to merge with First Paintsville Bancshares, Inc., the bank holding company for The First National Bank of Paintsville, Paintsville, Kentucky. Under the agreement, Classic Bancshares will acquire all outstanding shares of First Paintsville Bancshares common stock in a cash transaction valued at $9.3 million.

     Classic Bancshares, Inc. only subsidiary, Ashland Federal Savings Bank operates at 344 Seventeenth Street, Ashland, Kentucky.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



SEE FOLLOWING PAGES FOR
SELECTED FINANCIAL DATA
INCLUDED AS A PART OF THIS RELEASE
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                       SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of June 30, 1996 and March 31, 1996 and for the three months ended June 30, 1996 and 1995.

                                              June 30,           March 31,
                                                1996               1996
                                           --------------       ------------
                                                     (In Thousands)
Selected Financial Condition Data:
- ----------------------------------
[S]                                         [C]                  [C]

Total Assets                                 $  68,754            $  66,083
Cash and other interest bearing deposits
     with other financial institutions           6,391                7,106
Loans receivable, net                           47,121               43,722
Investment securities:
     Available for sale                         10,242               10,438
Mortgage-backed securities:
     Available for sale                          2,762                2,840
Deposits                                        46,419               46,201
FHLB advances                                    2,500                  ---
Stockholders' Equity, subject to
 certain restrictions                           19,505               19,500


                                             Three Months Ended June 30,
                                        -------------------------------------
                                             1996                  1995
                                        -------------           -------------
                                                    (In Thousands)
Selected Operations Data:
- -------------------------
[S]                                         [C]                    [C]

Total interest income                        $1,159                 $1,053
Total interest expense                          621                    721
    Net interest income                         538                    332
Provision for losses on loans                    15                    110
    Net interest income after provision
    for losses on loans                         523                    222
Fees and service charges                          9                      8
Loss on sale of mortgage-backed securities      ---                    (62)
Other non-interest income                         3                      2
    Total non-interest income                    12                    (52)
    Total non-interest expense                  320                    226
Income before income taxes                      215                    (56)
Income tax expense (benefit)                     54                    (39)
    Net income                               $  161                 $  (17)

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                                            At or for the Three Months Ended
                                                        June 30,
                                            --------------------------------
                                                 1996              1995
                                            -------------      -------------
Other Data:
- -----------
[S]                                            [C]               [C]

Return on average assets (ratio of net
    income to total average assets)*              .9%             (.1%)
Net interest margin**                            3.3              2.2
Non-performing assets to total assets             .6              1.4
Allowance for loan losses to non-
    performing loans                            67.4             60.5
Equity to total assets at end of period         28.4             12.0
Efficiency ratio***                             64.9             98.3
Number of full service offices                  1                1

*     Annualized
**    Net interest income annualized divided by average-earning assets.
*** Non-interest expenses divided by the total of net interest income and non-interest income.